Exhibit 99.1

Gaming Partners International Corporation Reports Financial Results for the First Quarter of 2015

Las Vegas, NV (PR Newswire) (May 10, 2016) — Gaming Partners International Corporation (NASDAQ: GPIC), a leading worldwide provider of casino currency and table gaming equipment, announced financial results for the first quarter ended March 31, 2016.

For the quarter, the Company posted a net loss of $0.1 million, or $0.01 loss per basic and diluted shares, on revenues of $16.1 million, compared to net income of $2.0 million, or $0.25 per basic share and $0.24 per diluted share, on revenues of $18.7 million, for the comparable quarter of 2015. The decrease in our results for the three months ended March 31, 2016 is primarily due to a decline in orders for casino openings/expansions, the postponement of significant orders to future quarters, and manufacturing capacity constraints in our playing card operation related to significant revenue growth.

“We are disappointed with our overall net income for the first quarter. The shortfall can be partially attributed to the continuing decline of business in the Asian market,” commented Gregory Gronau, GPIC President and Chief Executive Officer. “During the quarter, revenues from consumables increased substantially driven largely by playing cards. Our Blue Springs facility, where all our playing cards are manufactured, experienced some growing pains, as production has had to ramp up beyond full capacity at times, resulting in higher scrap rates that reduced margins during the quarter. We also saw a rise in our sales numbers in Europe.”

Mr. Gronau added, “We are in a market driven industry so we continually look to the future. Our facility expansion in Blue Springs, Missouri will allow us to optimize our manufacturing lines to alleviate the difficulties experienced in the first quarter, providing us the ability to profitably meet growing customer demand. In addition, we have entered into a binding letter of intent to acquire the assets of Dolphin Products Ltd.  The acquisition should provide us additional market share in our largest currency market.”

About Gaming Partners International Corporation (GPIC)

GPIC manufactures and supplies casino table game equipment to licensed casinos worldwide. Under the brand names of Paulson®, Bourgogne et Grasset®, Gemaco® and Bud Jones®, GPIC provides casino currency such as chips, plaques and jetons; playing cards; table layouts; gaming furniture and table accessories; dice; and roulette wheels. GPIC pioneered the use of security features such as radio frequency identification device (RFID) technology in casino currency and provides RFID solutions including RFID readers, software and displays. Headquartered in Las Vegas, Nevada, GPIC also has manufacturing facilities, warehouses and/or sales offices in Beaune, France; San Luis Rio Colorado, Mexico; Blue Springs, Missouri; Atlantic City, New Jersey; Gulfport, Mississippi; and Macau S.A.R., China. For additional information, please visit http://www.gpigaming.com.

Safe Harbor Statement

This release contains “forward-looking statements” based on current expectations that are inherently subject to known and unknown risks and uncertainties, such as statements relating to anticipated future sales or the timing thereof; fulfillment of product orders; new products; future share repurchases; the long-term growth and prospects of our business or any jurisdiction in which we operate; and the long term potential of the RFID casino currency solutions market and our ability to capitalize on any such growth opportunities. Actual results or achievements may be materially different from those expressed or implied. Our plans and objectives are based on assumptions involving judgments with respect to future economic, competitive and market conditions, the timing of and ability to consummate acquisitions, and future business decisions and other risks and uncertainties identified in Part I-Item 1A, "Risk Factors" of our Annual Report on Form 10-K for the period ended December 31, 2015, all of which are difficult or impossible to predict accurately and many of which are beyond our control and are subject to change. Therefore, there can be no assurance that any forward-looking statement will prove to be accurate.

For more information please contact:

Gregory Gronau, Chief Executive Officer and President

+1.702.384.2425

GAMING PARTNERS INTERNATIONAL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands, except share amounts)

	March 31,	December 31,
	2016	2015
ASSETS
Current Assets:
Cash and cash equivalents	$17,754	$17,788
Marketable securities	1,712	3,503
Accounts receivable, net	9,242	10,677
Inventories	11,148	10,199
Prepaid expenses	827	947
Deferred income tax assets	1,943	1,640
Other current assets	1,954	1,576
Total current assets	44,580	46,330
Property and equipment, net	14,431	14,102
Goodwill	10,292	10,292
Intangible assets, net	2,436	2,505
Deferred income tax assets	687	710
Inventories, non-current	688	670
Other assets, non-current	2,690	2,635
Total assets	$75,804	$77,244

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$3,404	$4,498
Accrued liabilities	5,194	6,456
Customer deposits and deferred revenue	3,261	2,080
Current portion of long-term debt	1,351	1,343
Income taxes payable	510	824
Total current liabilities	13,720	15,201
Long-term debt	7,665	8,002
Deferred income tax liabilities	168	170
Other liabilities, non-current	-	83
Total liabilities	21,553	23,456
Commitments and contingencies - see Note 8
Stockholders' Equity:
Preferred stock, authorized 10,000,000 shares, $.01 par value,
none issued and outstanding	-	-
Common stock, authorized 30,000,000 shares, $.01 par value,
8,219,577 and 7,928,594 issued and outstanding, respectively, as of March 31, 2016, and December 31, 2015	82	82
Additional paid-in capital	20,031	20,033
Treasury stock at cost: 290,983 shares	(2,263)	(2,263)
Retained earnings	37,732	37,812
Accumulated other comprehensive loss	(1,331)	(1,876)
Total stockholders' equity	54,251	53,788
Total liabilities and stockholders' equity	$75,804	$77,244

GAMING PARTNERS INTERNATIONAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2016	2015
Revenues	$16,093	$18,656
Cost of revenues	12,125	12,332
Gross profit	3,968	6,324

Marketing and sales	1,525	1,800
General and administrative	2,173	2,416
Research and development	307	339
Operating (loss) income	(37)	1,769
Other (expense) income, net	(82)	35
(Loss) income before income taxes	(119)	1,804
Income tax benefit	(39)	(153)
Net (loss) income	$(80)	$1,957

(Loss) earnings per share:
Basic	$(0.01)	$0.25
Diluted	$(0.01)	$0.24
Weighted-average shares of common stock outstanding:
Basic	7,929	7,916
Diluted	7,929	8,025